For Immediate Release
September 27, 2007

For Further Information Contact:
Ken Pavlich, President and C.E.O
info@ElCapitanPMi.com or (775) 201-0168
www.ElCapitanPMi.com

El Capitan Precious Metals, Inc. Chairman Retires, Kaiser & Gentry Join Board

Reno, Nevada - El Capitan Precious Metals, Inc. (OTC/BB:ECPN) Chairman Charles Mottley, 73, today announced his retirement from the Board of Directors following the election of two new members to the Board; Marvin K. Kaiser and Donald W. Gentry, PhD. Mr. Mottley also announced that Kenneth P. Pavlich has been named as Acting Chairman of the Board.

Said Mr. Mottley, “I am very pleased to welcome these two gentlemen to the Company’s Board of Directors. Marvin and Don bring a combined eight decades of mining related experience to our team, and I am sure that this added depth and scope of technical and financial expertise will accelerate the realization of the full value of our assets for our long-term shareholders. This particular milestone allows me to step back from the Company’s operations confident in the knowledge that ECPN has successfully attracted a management team capable of executing the strategy, and a Board of Directors who can provide experienced support, advice, and direction.”

Mr. Mottley added, “After having worked on the El Capitan deposit for many years, first as the senior executive of Gold and Minerals Company, Inc. (G&M), and then as President, CEO and Chairman of ECPN, I am pleased to have been able to oversee the acquisition of the El Capitan deposit, the coordination of the coming merger of the Company with G&M, and the recent restructuring of the Board of Directors and management team.”

Mr. Mottley concluded, “Today completes my succession plan which I began to implement in the first quarter of this year when Ken Pavlich was named as my successor to the position of President and CEO, and now culminates in the restructuring of the Board of Directors. I am particularly gratified to know that the shareholders will have the benefit of a Board of Directors with over 110 years of cumulative mining experience. The ability of this Company to attract such experience should be seen as a very positive sign by all of ECPN’s stakeholders.”

Ken Pavlich, President and CEO of ECPN, stated, “Chuck’s leadership, optimism, enthusiasm, and ability to overcome both minor and major setbacks and challenges are the reasons that the El Capitan deposit is finally coming to the attention of the mainstream mining community. We will miss his counsel on the Board, but we look forward to his continuing involvement through a long-term consulting agreement with the Company.”

Mr. Pavlich added, “This restructuring of the Board, and particularly the addition of two experienced mining executives, represents the seventh major step in the strategic effort to reposition ECPN as an important precious metal investment opportunity. We are very excited about the value creation opportunity that is represented by the consolidation of the El Capitan asset and the strength of the management team and the Board of Directors.”

About Marvin K. Kaiser
Marv Kaiser recently retired from the Doe Run Company as its Executive Vice President and Chief Administrative Officer after 13 years with the multinational mining firm. Previously, Mr. Kaiser held the position of CFO with Amax Gold Company (1989-1993), Olympic Mining Corporation (1984-1989), and Ranchers Exploration (1969-1984). Prior to that, Mr. Kaiser held positions with a manufacturing firm and a public accounting firm.

Mr. Kaiser currently serves as a member of the board of Constellation Copper Corporation, Apollo Gold Corporation, and Uranium Resources Inc. and formerly was a member of the board of NewWest Gold Corporation until its recent acquisition by Fronteer Development.

Mr. Kaiser graduated from Southern Illinois University with a Bachelor of Science in Accounting in 1963. He has sat on the SIU - Carbondale School of Accountancy Advisory Board from 1988 to Present, and served as Chair during 2005-2006. He currently sits on the Board of the Southern Illinois Foundation. Mr. Kaiser also authored the Annual Silver Review for the Engineering & Mining Journal for 16 years.

About Donald W. Gentry, PhD
Don Gentry retired from Polymet Mining Corporation after five years as its President, CEO and Chairman. He is also Emeritus Professor of Mining Engineering, Colorado School of Mines. Prior to his time at Polymet, Dr. Gentry taught at the Colorado School of Mines (1972-1998), and operated a successful mining consulting firm, Terra Nova Resources (1990-2003). Earlier in his career, Mr. Gentry held positions with Anaconda Company, Kennecott Copper Corporation, and NL Industries, Inc. as a mining engineer.

Dr. Gentry formerly served as a member of the board of Santa Fe Pacific Gold Corporation, and Newmont Gold Company, and is currently serves on the boards of Golden Gryphon Explorations, Gryphon Gold Corporation, and Constellation Copper Corporation.

Dr. Gentry holds degrees from University of Illinois (B.S. in Mining Engineering, 1965), University of Nevada (M.S. in Mining Engineering, 1967), and University of Arizona (Ph.D. in Mining Engineering, 1972). He has served as President for the Society for Mining, Metallurgy, and Exploration (1993), President of American Institute of Mining, Metallurgy and Petroleum Engineers (1996), and was elected to the National Academy of Engineering in 1996.

About El Capitan Precious Metals, Inc.
El Capitan Precious Metals, Inc. is a U.S. based mineral exploration company whose primary asset is a 40% interest in the El Capitan precious metals project, located in Lincoln County, New Mexico. The Company’s stock trades on the Over-the-Counter Bulletin Board under the symbol ECPN.

Forward-Looking Statements
Statements herein which are not historical facts, such as estimates of the volume and grade of mineral deposits, future production levels, exploration results and plans, costs, and prices are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price and production volatility, exploration risks and results, discrepancies between different types of testing methods, some or all of which may not be industry standard, political risks, permitting risks, project development risks and ability to raise financing. For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-QSB and 10-KSB on file with the SEC. The Company undertakes no obligation and has no intention of updating forward-looking statements.

For further information, please visit the company’s website at www.ElCapitanPMi.com .

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